                                                                  EXHIBIT 99.1

[BNSF LOGO APPEARS HERE]                                      NEWS


Contact:  Richard Russack                           FOR IMMEDIATE RELEASE
          (817) 352-6425


                     Burlington Northern Santa Fe Reports
                         Record Fourth Quarter Results

     * Earnings of $0.69 per diluted share -- up 10 percent from fourth quarter 1998 earnings of $0.63 per diluted share.

     * Revenues of $2.37 billion, an increase of $76 million or 3 percent over fourth quarter 1998 revenues of $2.29 billion.

     * Fourth quarter operating income of $603 million -- $35 million or 6 percent higher than fourth quarter 1998 operating income of $568 million.

     * Operating ratio for the fourth quarter 1999 improved to 74.6 percent compared with 75.2 percent in 1998.

     * Full-year adjusted earnings of $2.43 per diluted share -- an increase of 3 percent over full year 1998 adjusted earnings of $2.36 per diluted share.

     * Revenues of $9.1 billion, an increase of $159 million or 2 percent from full-year 1998 revenues of $8.94 billion.

     * Full-year adjusted operating income of $2.24 billion improved 4 percent over 1998 operating income of $2.16 billion.

     * Full-year adjusted operating ratio lowered to 75.4 percent compared with 75.9 percent in 1998.

     FORT WORTH, Texas, January 25, 2000 - - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported record fourth quarter 1999 earnings of $0.69 per share on a diluted basis, a 10 percent increase from fourth quarter 1998 earnings of $0.63 per share. Net income increased $19 million to $315 million from fourth quarter 1998 net income of $296 million.

BNSF 4Q Earnings / Page Two


     "Increases in our intermodal, carload, automotive and agricultural business units contributed to our record fourth quarter revenues, and the continued impact of efficiency initiatives implemented earlier in the year kept our expenses in line and strengthened our performance compared with the fourth quarter of 1998," said Robert D. Krebs, BNSF Chairman and Chief Executive Officer.

     Revenues of $2.37 billion for the 1999 fourth quarter were $76 million higher than the 1998 fourth quarter. Intermodal revenues increased $42 million, or 7 percent, to $679 million. Carload revenues reached $645 million, an increase of $17 million, or 3 percent, from last year. Automotive revenues improved $13 million, or 12 percent, to $124 million, primarily due to growth in vehicle shipments. Agricultural commodity revenues increased $7 million, or 2 percent, to $361 million, primarily due to stronger Mexico and Pacific Northwest soybean exports. Coal revenues declined $6 million, or 1 percent, to $554 million.

     Operating expenses of $1.77 billion were $41 million, or 2 percent, higher than 1998 despite an increase in volume of 4 percent. Higher purchased services, depreciation, fuel, and other expenses were partially offset by lower compensation and benefits and equipment rents expenses.

     Operating income was $603 million for the fourth quarter 1999 compared with $568 million for the same period in 1998. The operating ratio improved to 74.6 percent for the fourth quarter 1999 compared with an operating ratio of 75.2 percent for 1998.


Common Stock Repurchases

     During the fourth quarter, BNSF repurchased 4.4 million shares at an average price of $28.66 per share, bringing total repurchases under BNSF's 30 million share-repurchase program to 27.1 million shares through 1999 at an average price of $31.02 per share since the program was approved in July 1997. In 1999, BNSF repurchased a total of 22.1 million shares. In December 1999, the Board of Directors authorized the Company to repurchase an additional 30 million shares.

BNSF 4Q Earnings / Page Three


Full Year 1999 Record Results

     "Continued growth in revenue and cost containment led to ongoing improvements in our 1999 earnings on an adjusted basis. During 1999, we reduced cash capital expenditures $359 million from 1998 spending levels to $1.79 billion, and for the first time as a combined company, we generated free cash flow (cash from operations less capital expenditures, other investments and dividends paid) of approximately $260 million for full year 1999," said Krebs. "We expect free cash flow to rise considerably in 2000," Krebs pointed out.

     BNSF's adjusted earnings for the year ended December 31, 1999, were $2.43 per diluted share, a 3 percent increase from 1998 adjusted earnings of $2.36 per diluted share. Adjusted net income increased $10 million to $1.13 billion from 1998 adjusted net income of $1.12 billion. Including second and third quarter special items, BNSF reported earnings of $2.44 per diluted share for the year ended December 31, 1999.

     Revenues for the year were $9.1 billion, up $159 million or 2 percent over 1998 revenues. Adjusted operating expenses of $6.86 billion for 1999 increased by $81 million or 1 percent. Adjusted operating income was $2.24 billion for 1999 compared with operating income of $2.16 billion for 1998. The adjusted operating ratio improved to 75.4 percent for 1999 compared with an operating ratio of 75.9 percent a year earlier.


Proposed Combination with Canadian National Railway Company (CN)

     On December 20, 1999, BNSF and CN announced that their boards of directors had approved a definitive agreement to combine the businesses. On January 11, 2000, a registration statement was filed with the United States Securities and Exchange Commission related to securities that will be issued in connection with the proposed business combination.

     The BNSF/CN combination will create an end-to-end North American railroad that will offer shippers substantially expanded single-line service over a 50,000 route-mile network across Canada and the central and western United States. Combined, BNSF and CN would employ approximately 67,000 people and have combined annual revenues of approximately $12.5 billion. Benefits of the combination include new single-line traffic routes, high-quality, efficient and reliable service, and low integration risk.

BNSF 4Q Earnings / Page Four


     "Canadian National and Burlington Northern Santa Fe are two of the most efficient and financially-strong railroads in North America today, each with industry-leading service plans and a proven track record of implementing previous consolidations. The combination is expected to push the frontier of efficiency in the industry even further. We anticipate service and transit-time improvements, asset utilization efficiencies, and cost savings in information technology, purchasing and other shared services. The prospect of `best practices' transfer between the two railroads is significant," said Krebs.

     The combination is subject to, among other things, approval by the shareholders of both companies, as well as approvals by the Quebec Superior Court and the United States Surface Transportation Board. The companies expect that all required regulatory approvals can be obtained and the transaction completed by mid-2001.

     Through The Burlington Northern and Santa Fe Railway Company, BNSF owns one of the largest railroad networks in the North America, with approximately 33,500 route miles covering 28 states and two Canadian provinces.


Consolidated financial statements follow.

     Any statements in this press release concerning the Company's future economic performance or business outlook, predictions or expectations of financial or operational results, and other expressions as to matters which are not historical facts, are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in those statements. Important factors that could cause such differences include, but are not limited to, general economic downturns, which may limit demand and pricing; labor matters and stoppages, which may affect the costs and feasibility of operations; competition and commodity concentrations, which may affect traffic and pricing levels; severe weather conditions and natural occurrences such as floods and earthquakes; regulatory and political developments, including the process of, or conditions imposed in connection with, obtaining regulatory approvals for the proposed combination; and the Company's ability to realize the synergies expected as a result of the proposed combination. The Company assumes no obligation to update forward-looking information to reflect actual results or changed assumptions or other factors.

Burlington Northern Santa Fe Corporation
Consolidated Statement of Income
(Unaudited.  In millions, except per share data)

                                                                    Three Months Ended                   Year Ended
                                                                       December 31,                     December 31,
                                                                -------------------------       ---------------------------
Adjusted (a)                                                       1999            1998            1999             1998
------------                                                    ---------       ---------       ----------       ----------

Revenues                                                         $  2,370        $  2,294        $   9,100        $   8,941
                                                                ---------       ---------       ----------       ----------
Operating Expenses
  Compensation and benefits                                           702             725            2,772            2,812
  Purchased services                                                  242             228              946              894
  Depreciation and amortization                                       229             214              897              832
  Equipment rents                                                     188             207              752              804
  Fuel                                                                196             182              700              721
  Materials and other                                                 210             170              797              720
                                                                ---------       ---------       ----------       ----------
      Total Operating Expenses                                      1,767           1,726            6,864            6,783
                                                                ---------       ---------       ----------       ----------

Operating Income                                                      603             568            2,236            2,158
Interest Expense                                                       96              90              387              354
Other Income (Expense) - Net                                           (3)             (9)             (36)             (22)
                                                                ---------       ---------       ----------       ----------

Income Before Income Taxes                                            504             469            1,813            1,782
Income Tax Expense                                                    189             173              680              659
                                                                ---------       ---------       ----------       ----------

Net Income                                                       $    315        $    296        $   1,133        $   1,123
                                                                =========       =========       ==========       ==========

Basic Earnings Per Share                                         $   0.69        $   0.63        $    2.45        $    2.39
                                                                =========       =========       ==========       ==========
Diluted Earnings Per Share                                       $   0.69        $   0.63        $    2.43        $    2.36
                                                                =========       =========       ==========       ==========

Unadjusted Reported Earnings
----------------------------

  Net Income                                                     $    315        $    296        $   1,137        $   1,155
                                                                =========       =========       ==========       ==========
  Basic Earnings Per Share                                       $   0.69        $   0.63        $    2.46        $    2.45
                                                                =========       =========       ==========       ==========
  Diluted Earnings Per Share                                     $   0.69        $   0.63        $    2.44        $    2.43
                                                                =========       =========       ==========       ==========
Average Shares Outstanding
  Basic                                                             455.2           469.3            463.2            470.5
                                                                =========       =========       ==========       ==========
  Diluted                                                           456.8           474.2            466.8            476.2
                                                                =========       =========       ==========       ==========

(a) Year ended December 31, 1999 adjusted to exclude second quarter special items consisting of adjustments for reorganization costs and environmental expenses, partially offset by a credit for the reversal of liabilities associated with the consolidation of certain clerical work-forces and adjusted to exclude a third quarter gain in connection with prior period line sales that was partially offset by costs related to those line sales.

     Year ended December 31, 1998 adjusted to exclude other income attributable to the gain on pipeline partnership sale.

Burlington Northern Santa Fe Corporation
(Unaudited. In millions)


Condensed Consolidated Balance Sheet


                                                                           December 31,               December 31,
                                                                               1999                       1998
                                                                          --------------            --------------
Assets

  Cash and cash equivalents                                                   $       22                $       25
  Other current assets                                                             1,044                     1,137
                                                                          --------------            --------------
    Total current assets                                                           1,066                     1,162

  Properties and other assets                                                     22,634                    21,484
                                                                          --------------            --------------

  Total Assets                                                                $   23,700                $   22,646
                                                                          ==============            ==============

Liabilities and Stockholders' Equity

  Long-term debt and commercial paper due within one year                     $      158                $      268
  Other current liabilities                                                        1,917                     1,885
  Long-term debt and commercial paper                                              5,655                     5,188
  Deferred income taxes                                                            6,097                     5,662
  Other liabilities                                                                1,701                     1,859
  Stockholders' equity                                                             8,172                     7,784
                                                                          --------------            --------------

  Total Liabilities and Stockholders' Equity                                  $   23,700                $   22,646
                                                                          ==============            ==============



Condensed Consolidated Cash Flow Information

                                                                             Year Ended               Year Ended
                                                                            December 31,             December 31,
                                                                                1999                     1998
                                                                            ------------             ------------
Cash provided by operating activities                                         $   2,424                 $   2,218
Cash used for capital expenditures                                               (1,788)                   (2,147)
Other investing activities                                                         (152)                     (271)
Dividends paid                                                                     (224)                     (197)
                                                                            -----------               -----------
    Free Cash Flow after Dividends Paid                                             260                      (397)

Purchase of BNSF common stock                                                      (688)                     (153)
Other financing activities                                                           62                       104
                                                                           ------------               -----------

Net Debt Incurred                                                             $    (366)                $    (446)
                                                                           ============               ===========

Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)


                                                                  Three Months Ended                      Year Ended
                                                                     December 31,                        December 31,
                                                           ------------------------------      ------------------------------
                                                                1999              1998              1999              1998
                                                           ------------      ------------      ------------      ------------
Revenues (In millions)

Carload                                                         $   645           $   628           $ 2,553           $ 2,588
Intermodal                                                          679               637             2,518             2,437
Coal                                                                554               560             2,227             2,239
Agricultural Commodities                                            361               354             1,329             1,271
Automotive                                                          124               111               443               390
                                                           ------------      ------------      ------------      ------------
Total Freight Revenues                                            2,363             2,290             9,070             8,925
Other Revenues                                                        7                 4                30                16
                                                           ------------      ------------      ------------      ------------

Total Revenues                                                  $ 2,370           $ 2,294           $ 9,100           $ 8,941
                                                           ============      ============      ============      ============



Adjusted operating ratio                                           74.6%             75.2%             75.4%             75.9%
Revenue ton miles (billions)                                      128.9             121.7             487.8             469.0
Freight revenue per thousand revenue ton miles                  $ 18.33           $ 18.82           $ 18.59           $ 19.03
Cars/Units (thousands)                                            2,116             2,033             8,064             7,884
Average freight revenue per car/unit                            $ 1,117           $ 1,126           $ 1,125           $ 1,132
Employees (average)                                              41,935            43,555            42,654            44,349